Exhibit 10.2

EMPLOYMENT CONTRACT

PRIVATE & CONFIDENTIAL

THIS EMPLOYMENT CONTRACT ("Agreement") is made on 3rd day of January 2022

BETWEEN

ANGKASA-X HOLDINGS CORP., company no. 2053185, a company incorporated in the British Virgin Islands with its office address 11-05 & 11-06, Tower A, Ave 3, Vertical Business Suite, Jalan Kerinchi Bangsar South, 59200, Kuala Lumpur, MALAYSIA. (hereinafter referred to as "the Company") of the first part;

AND

LIM KIN WAN (National Registration Identity Card No: **660102-10-8789**) (hereinafter referred to as "the Personnel") of the Second part.

WHEREAS:-

(a) The Company has introduced an employment on a fixed term contract basis for its senior management who are willing to accept the same to achieve a high performance-based culture and to give flexibility to the Company;

(b) The Personnel has agreed to accept the offer of a fixed term contract in accordance and subject to the terms and conditions as set out below and fully understand that any extension of employment shall be at the Company's discretion;

NOW IT IS AGREED BY THE PARTIES as follows:

1. APPOINTMENT

1.1 The Company shall employ the Personnel, and the Personnel shall serve the Company in the designation of **Executive Director and COO** in accordance and upon the terms and conditions herein contained in this Agreement.

1.2 Subject to the terms and conditions of this Agreement, and notwithstanding the date herein before mentioned, the employment of the Personnel by the Company pursuant to this Agreement, shall be for a period of **five (5) years** commencing from **3rd January 2022** (hereinafter referred to as the "**Service Period**") or such other period which shall be subjected to the Personnel's performance assessment on a yearly basis.

1.3 Notwithstanding the above, if the Company decides not to extend the Service Period, the Personnel's employment with the Company shall be automatically terminated after the expiration of the Service Period.

2. DUTIES, ASSIGNMENT AND TRANSFER

2.1 Pursuant to this employment, the Personnel shall serve the Company in the capacity of **Executive Director and COO** and shall carry out his/her duties and functions to perform and undertake the services or such other duties and responsibilities as may be assigned by the Company from time to time at its discretion.

2.2 The Personnel's job functions and line of reporting may be varied, amended and/or enlarged at any time at the discretion of the Company.

2.3 Notwithstanding anything herein contained, the Company shall have the prerogative rights to:

(a) assign or transfer the Personnel to any position, section or departments which may differ from that which the Personnel was employed prior to such assignment or transfer;

(b) transfer/relocate the Personnel from one place to another including to any existing or future branches or offices of the Company either on a temporary or permanent basis;

(c) transfer the Personnel to any company within the Company's Group wherever they may be located (locally or overseas); and

(d) Second the Personnel to any establishment (including any government agency)

3. PLACE OF EMPLOYMENT AND WORKING HOURS

3.1 Subject to the Company's rights under clause 2.3, the Personnel shall initially be placed and worked at Angkasa-X office.

3.2 The Personnel's normal days and hours of work as currently determined by the Company are as follows:

3.2.1 i. Monday to Friday: 9.00am to 6.00pm
ii. Saturday : When necessary

3.3 The Company may vary the prescribed working days and hours depending on operational needs.

3.4 The Personnel may be required from time to time to carry out job functions and assignments which are outside of the normal working days and hours stipulated in order to meet the needs of the business without any additional remuneration.

4. REMUNERATION AND BENEFITS

The Personnel's remuneration and benefits are as set out in Schedule 2 of this Agreement. The Company may at its discretion, vary or review from time to time any of the benefits and entitlements so listed in Schedule 2.

5. CODE OF BUSINESS ETHICS AND COMPLIANCE TO LAWS AND POLICIES

5.1 The Personnel shall be conversant and comply with the Code of Business Ethics and other policies of the Company at all times. Violation of the Code of Business Ethics and other policies of the Company may result in disciplinary action including termination or dismissal.

5.2 The Personnel is engaged by the Company on a full time basis. In the event that the Personnel is desirous of involving himself with other gainful employment, prior written consent from the Company must be first obtained.

5.3 The Personnel shall respect and abide by all applicable laws and regulations in Malaysia.

5.4 The Personnel is prohibited from participating actively in any political and/or unsanctioned religious activities in or outside the country.

5.5 The Personnel shall comply, observe and adhere to all policies, procedures and regulations of the Company at all times in the execution of his/her duties.

5A **RESTRICTIONS**

5A.1 The Personnel shall not hold (any to continue to hold) interest, either directly or indirectly in any capacity (whether as shareholder, officer or partner) in any trade or business or venture whatsoever subjected to the Company or entity engagement be it in business or industry related or not related or in any way directly or indirectly has conflict of interest to the Company and the Company's Group.

5A.2 The Personnel shall not be appointed (or to continue to be appointed) as a director (whether executive or non-executive) or employee in any other company.

5A.3 The Personnel shall not hold or own (whether directly or indirect) shares (and to continue to hold or own shares) of any other company or partnership or enterprise.

Provided always that the Personnel shall declare all his/her aforesaid interest to the Board of the Company on execution of the Agreement and within fourteen (14) days from the date of any further appointment. Unless the prior approval of the Board of the Company has been obtained which is given.

6. CONFIDENTIAL INFORMATION AND TRADE SECRET

6.1 The Personnel undertakes to exercise due care and diligence in the discharge of his/her duties without causing detriment to the interests of the Company and shall not (except as authorised in writing or in the proper course of his/her duties) disclose to any person or otherwise make use of and shall use his/her best endeavours to prevent the publication or disclosure of any Confidential Information and/or Trade Secrets concerning or relating to the Company, the Company's group of companies and their customers, suppliers, agents and distributors.

6.2 The Personnel shall keep with complete secrecy all Confidential Information and/or Trade Secrets entrusted in him/her, and shall not use or attempt to use any such information in any manner which may or is likely to injure or cause loss, either directly or indirectly, to the Company and/or the Company's group of companies.

6.3 This restriction shall continue to apply after the termination of this Agreement without limit in point of time, but shall cease to apply to any information or knowledge which has come into public domain otherwise than as a result of a breach of clauses 6.1 and 6.2 herein.

6.4 In this Agreement, the expression "Confidential Information" shall mean to include:

a) any information in any form whatsoever not generally or generally known, and proprietary to the Company and/or the Company's group of companies including but not limited to information relating to their processes, operations, trade, products, research, development, manufacture, purchasing, business, business prospects, transactions, affairs, activities, know-how, intellectual property, accounting, finance, planning, operations, customers, engineering, marketing, merchandising and selling, proprietary trade information, payroll figures, personal data of

employees, customers' list, records, Agreements and information, technical and other related information, and any books, accounts and records kept by the Company and/or the Company's group of companies for the purpose of its business;

b) all information disclosed to the Personnel or to which the Personnel obtains access during his/her tenure which he/she has reason or ought to have reason to believe to be Confidential Information and/or Trade Secrets and this shall be presumed to be Confidential Information and this shall include (but shall not be limited to) price lists, business methods, customer history, records, information and inventions; and

c) any such information as described in a) and b) above which relate to any of the Company and/or the Company group of companies' suppliers, agents, distributors and customers;

6.5 In the event the Personnel is legally required to disclose any confidential information, he/she shall immediately notify the Company in writing and shall obtain the written authorization of the Company in writing prior to any such disclosure.

6.6 The Personnel acknowledges and agrees that the Company would be irreparably damaged by any breach of the provisions in this Agreement and that, the Company shall be entitled to injunctive relief and specific performance in addition to all other remedies available in law.

6.7 The rights and obligations contained herein shall survive the termination of this Agreement and shall be binding on the Personnel's personal representatives, heirs, successors in title and permitted assigns.

7. DATA PRIVACY

7.1 In the course of the Personnel's employment with the Company and/or Company's group of companies, the Company and/or Company's group of companies would be required to obtain, store and process the Personnel's personal data for the purposes of the Personnel's employment. By accepting this offer of employment, the Personnel hereby consent to the Company and/or Company's group of companies to:-

(a) store and process the Personnel's Personal Data;

(b) disclose the Personnel's Personal Data to the relevant governmental authorities or third parties where required by law or necessary by reason of the Personnel's employment or for legal purposes; and

(c) storing the Personnel's personal data for a period up to 6 years from the date of cessation of the Personnel's employment.

7.2 In addition, the Personnel's personal data may be transferred to any company within the Company and/or Company's group of companies which may involve sending the Personnel's data to a location outside Malaysia for the purpose of the performance of the Personnel's contract of employment. For the purpose of updating or correcting such data, the Personnel may at any time during the course of the Personnel's employment apply to the Company to have access to the Personnel's personal data which are stored by the Company.

7.3 For the avoidance of doubt, Personal Data includes all data defined under the Personal Data Protection Act 2010 including all data that the Personnel had disclosed to the company in

the Personnel's employment application letter / employment application form or during the Personnel's interview(s) with the Company or though third-party recruitment firms.

8. INTELLECTUAL PROPERTY

8.1 During the Personnel's employment with the Company, the Personnel may invent, originate or help to originate, discover or create works either solely or jointly with others, whether or not during normal working hours or whether or not at the Company's premises, which are capable of being protected as intellectual property such as (but not limited to) trade or service marks, patents, utility innovation, industrial design, copyright, trade secrets (hereinafter referred as "the Intellectual Property"), whether directly or indirectly and the Personnel acknowledges and agrees that the Intellectual Property shall vest in and be the absolute property of the Company and that he/she owes a duty to the Company to protect and further Company's interests.

8.2 All intellectual property rights throughout the world in the Information and the Inventions shall not belong to the Personnel and shall vest in and be the absolute property of the Company. Upon the request of the Company, the Personnel shall (at the expense of the Company) as soon as possible give full details of any such invention, design or work and execute all documents and do all acts and things required to vest or perfect the vesting of all intellectual property rights in the Inventions and the Information legally and exclusively in the Company or any nominee or assignee of the Company.

8.3 The Personnel irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute any instrument or do such things generally for such purpose including agreeing to the use of the Personnel's name for the purpose of giving the Company (or any nominee of the Company) the full benefit of the provisions of this clause and in favour of any third party, a certificate in writing signed by a director or secretary of the Company, that any instrument or act that falls within the authority conferred by this clause shall be conclusive evidence of such fact.

8.4 The Personnel also acknowledges and agrees that he/she has not and will not infringe any third party's intellectual rights during the course of the employment with the Company. The Personnel shall indemnify and hold the Company harmless against all claims, damages, costs and expenses arising from any such infringement. The Personnel will further inform the Company in writing in the event of any third party's intellectual property rights is required and/or used for purpose of carrying out any works assigned by the Company.

8.5 All documents, forms, papers, or other records (in whatever form) concerning the work carried out by the Personnel pursuant to his duties and/or the Information (whether originally delivered to the Personnel by any company in the Company's Group or originated by the Personnel) are acknowledged by the Personnel to be the sole property of the Company and the Personnel undertakes forthwith to deliver up all or any of the same to the Company on demand.

8.6 Save with the prior written consent of the Company, the Personnel shall not, whether directly or indirectly, during or after the termination of this Agreement, in his personal capacity or otherwise, write or publish (or cause to be written or published) any written work which is based (wholly or partly) or in any form make any public statement, comment on any matter relating to the Intellectual Property, the Information and Inventions.

8.7 In the event that the Personnel ceases to be an employee of the Company, the Personnel acknowledges and accepts that he/she may be required to provide necessary assistance in protecting the Company's interest and that he/shall do so at the Company's expense and

shall render all reasonable assistance required thereto;

8.8 The Personnel acknowledges and agrees that the Company would be irreparably damaged by a breach of this Agreement and that, in such event, the Company shall be entitled to, in addition to any and all other remedies, injunctive relief and specific performance.

8.9 No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or preclude any other further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

8.10 Rights and obligations under this clause shall continue to be in force for six (6) years after the expiration or termination of the Personnel's employment with the Company for whatever reason in respect of the Intellectual Property, Information and Inventions made during the employment and shall be binding upon the Personnel and on his legal representatives and estates and assigns respectively;

8.11 For purpose of this Agreement, the words "Information" and "Inventions" shall include the following:

"Information" shall include all communications and all information whether written, visual or oral and all other materials (i) supplied to the Personnel by the Company or its subsidiaries (hereafter collectively referred to as the "Group") during the personnel's employment with the Company, (ii) relating to any invention, improvement, report, recommendation or advice given to the Company by the Personnel in pursuance of his/her employment with the Company, and (iii) concerning the business, associations, transactions or financial arrangements of the Group with any other persons or bodies, including other technical or commercial cooperation Agreements.

"Inventions" shall include all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works (including without limitation, computer programs), new designs the like discovered or created by the Personnel in the course of or for the employment or discovered or created by the Personnel as a result whether directly or indirectly of anything done by the Personnel in pursuance of his duties in this Agreement and/or (as the case may be) based whether directly or indirectly on any item of the Information".

9. PUBLICATION OF BOOKS

9.1 Except with the written consent from the Company, the Personnel shall not directly or indirectly or in his/her personal capacity or through his/her nominee or agent or howsoever publish or write any book or other work which is based wholly or in part on Information (as defined in clause 8.11 herein) pertaining to the Company.

9.2 If written consent is granted pursuant to Clause 9.1 above, the conditions imposed on the publication shall include but not be limited to the following:

(a) The proposed publication shall not be so published as may reasonably be implied that it has received the official support or backing or sponsorship from the Company;

(b) The proposed publication shall not under any circumstances bear the words "approved publication" or words to that effect by whatever name called.

10. MAKING OF PUBLIC STATEMENTS

10.1 The Personnel may either orally or in writing or in any other form make any public statement on the policies or decision of the Company on any issue nor shall the Personnel circulate any such statement made by anyone else.

10.2 The Personnel shall not either orally or in writing or in any other form make any public statement or comment on any matter relating to the work of the department in which he is or was employed: -

(a) Where such statement or comment may reasonably be regarded as negative implication on the policy of the Company; or

(b) Where such statement or comment may embarrass/offend or likely to embarrass/offend the Company or the Malaysian Government.

10.3 The Personnel may either orally or in writing discuss publicly any measures taken decisions made or issues contemplated by the Company on any matters relating to the Company whether or not carried out by the Personnel.

10.4 Notwithstanding the sub clauses in clause 10 above, any public statement made shall only be in conformance with the Personnel's job function and responsibility.

11. TERMINATION OF EMPLOYMENT

11.1 If at any time during his/her employment under this Agreement, the Personnel shall:

(a) be in breach or neglect or non-compliance of any of the terms and conditions of this Agreement, the Code of Business Ethics, policies or such other rules and regulations that may be issued from time to time by the Company; or

(b) commit any misconduct, abuse of position or any conduct detrimental to the reputation, or business or interest of the Company; or

(c) be found to have performed unsatisfactorily in any manner in connection with the performance of his/her duties and functions including without limitation to the non-achievement of performance targets and displaying poor leadership; or

(d) refuse or neglect to comply with any lawful and reasonable order by the Company; or

(e) engage in physical violence, or offensive and/or abusive and/or inappropriate language or conduct towards any employees or person having dealings with the Company or its group of companies; or

(f) give any false or misleading information to the Company during or in connection with his/her employment; or

(g) be convicted of any criminal offence (other than offence under road traffic legislation in Malaysia or elsewhere for which a fine or non-custodial penalty is imposed); or

(h) commit any act of bankruptcy or make a composition or arrangement with the Personnel's creditors generally; or

(i) become of unsound mind; or

(j) suffer from permanent incapacity of which the Personnel is unable by reason of incapacity to perform his/her duties under this Agreement for an aggregate period of exceeding two (2) months in any period of four (4) months shall be deemed to be permanent incapacity; or

(k) be in a position of pecuniary embarrassment whereby the state of the Personnel's indebtedness has or is likely to impair the Personnel's efficiency and/or likely to affect the reputation of the Company;

The Company may terminate the Personnel's employment forthwith without any notice or payment in lieu thereof, and upon such termination, the Personnel shall not thereafter be entitled to any of the rights and benefits contained in this Agreement, or to any claim for compensation or damages by reason of such termination.

11.2 Pursuant to clause 11.1, the Company may at its sole discretion and in lieu of dismissal, impose such other disciplinary action as appropriate including the issuance to the Personnel with a written warning or up to demoting the Personnel with or without reduction of pay and other benefits.

11.3 Notwithstanding anything herein contained, either the Company or the Personnel may at any time terminate this Agreement (with or without reasons) by giving six (6) months written notice to the other party or six (6) months salary in lieu of the said notice. The Personnel shall not do anything that would cause him to be disqualified from the Company or by statute or court from continuing to act as a employee on contract with the Company

11.4 At any time during any period of notice of termination (whether given by the Personnel or the Company), the Company shall have the right in its absolute discretion to assign reduced or alternative duties or no duties at all to the Personnel and shall be entitled to require the Personnel to act at the direction of the Company including the right to exclude the Personnel from its premises, to remove him from any or all offices held by him in the Company or any company in the Company's Group and to prevent the Personnel from discussing its affairs with the Company's employees, agents, clients, suppliers or customers. For avoidance of doubt, the Personnel will continue to be entitled to his salary and other contractual benefits and the Personnel shall continue to be bound by the same obligations to the Company as were owed prior to the commencement of the notice period.

11.5 The Personnel agrees that forthwith upon cessation of the employment (whether by termination or otherwise), the Personnel shall return to the Company all property belonging to the Company in his/her possession or under his/her control including (without limitation) any documents, data (in hardcopy or softcopy), disc, data storages, keys, security codes.

11.6 The Company shall be entitled upon cessation of employment of the Personnel (whether by termination or otherwise) to retain and/or deduct any monies outstanding to the Company.

12. RESTRICTIVE CONVENANTS AND UNDERTAKING NOT TO SOLICIT

12.1 The Personnel agrees that during, and up to two (2) years after the Personnel ceases to be an employee of the Company and its group of companies, either alone or in concert with others :-

(a) directly or indirectly solicit, influence or induce any of the Company's employees to leave

the employment or service of the Company or its group of companies; or

(b) directly or indirectly approach, solicit or take away any of the Company's clients or customers; or

(c) directly or indirectly approach, solicit or take any of the Company's potentially clients accounts under negotiation at the time of the Personnel's cessation of employment, whom he had come into conduct during his employment; or

12.2 The Personnel also agrees that during, and up to ten (10) years after the Personnel ceases to be an employee of the Company and its group of companies, the Personnel shall not either alone or in concert with others be employed or engaged in any capacity, either as an employee, consultant or director, with any of the Company's competitors wherein it is not possible for the Personnel to carry out such employment or engagement with the competitor(s) without breaching and/or potentially breaching the Company's confidential information or trade secrets that were available to the Personnel in the course of the Personnel's employment with the company under this Agreement. The Company's competitors are defined as all Malaysian companies, and/ or international companies and its subsidiaries, whose main business is as per the nature of business of the Company and/or businesses in and out of Malaysia in competition to the Company and its group of companies as well as companies of which employment thereof will have a negative strategic impact to the Company and its group of companies.

In the occurrence of potential non compliance to clause 12.2, a formal request in writing is to be made to the Company prior to any such employment or engagement to request for a waiver of the obligation.

12.3 The Personnel acknowledges that compensatory or monetary remedy at law for breach of this Clause would be inadequate and that temporary and permanent relief by way of injunction against him may be granted in any proceedings which the Company or any persons on its behalf may bring to enforce the provision of this Clause without the necessity of proof of actual damage suffered.

13. TAXES

The Company shall not be liable to pay any income or other taxes on the monthly salary, bonus, allowance, benefit, severance pay, remuneration and/or other emolument paid or payable to the Personnel under this Agreement, which taxes shall be borne by the Personnel for his/her own account. The Company reserves the right to deduct from any payment to the Personnel under this Agreement any deduction that shall be required by law to be made by an employer.

14. RECONSTRUCTION AND AMALGAMATION

This Agreement shall not in any way be affected by any reorganisation, reconstruction or amalgamation of the Company or of its subsidiaries or associated companies, and shall continue to be binding upon the Company and the Personnel in the event of such reorganisation, reconstruction or amalgamation of the Company or of its subsidiaries or associated companies.

15. NOTICES

Any notice required to be given under this Agreement shall be given in writing and in the

case of a notice given by the Company to the Personnel, service of such notice shall be valid if given personally, or if it is sent by registered post to his/her last known place of residence, it shall be deemed to be received by the Personnel within three (3) days of postage.

16. GOVERNING LAW

This Agreement shall be governed by Malaysian law, and the parties agree to submit to the exclusive jurisdiction of the Malaysian courts.

17. SEVERABILITY

If any term of this Agreement (or any part thereof) is adjudged to be invalid or unenforceable, in whole or in part, the term, or that part of it, shall not affect the validity and enforceability of the remainder of this Agreement.

18. INTERPRETATIONS

In this Agreement unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

a) words importing the masculine gender include the feminine and neuter genders and vice versa;

b) words applicable to natural persons include any body or persons, company, corporation, firm or partnership, corporate or unincorporate;

c) words in the singular include the plural and vice versa;

d) the headings to the clause of this Agreement are inserted for purposes of convenience only and shall not be deemed to be part thereof or to be taken into consideration in the interpretation or construction of this Agreement; and

e) the expression "Company Group" in this Agreement shall mean all present or future holding, subsidiary, associated or related companies of the Company as defined or determined in accordance with the Companies Act 2016 Section 4 Part I and companies in which the Company controls directly or indirectly not less than twenty percent (20%) of its shareholding.

19. WAIVER OR INDULGENCE

Knowledge or acquiescence by the Company of any breach of any of the terms and conditions or covenants herein contained shall not operate or be deemed to be a waiver of such terms, conditions or covenants or any of them and notwithstanding such knowledge or acquiescence the Company shall be entitled to exercise its respective rights under this Agreement and to require strict performance by the Personnel of the terms, conditions or covenants herein.

20. AMENDMENT/ VARIATION

Any amendment or variation to this Agreement may be made by the Company at any time within the period of this Agreement by notifying the Personnel in writing of such intention. The amendments and variations shall be deemed to be effective from the date stated in such notice and the relevant provisions of this Agreement shall be deemed to have been varied or

amended accordingly and shall be read and construed as if such amendments and variations had been incorporated in and formed part of this Agreement at the time of execution thereof.

21. ENTIRE AGREEMENT

This Agreement and the Schedules annexed shall constitute the entire Agreement between the parties with respect to the subject matter and supersedes any previous Agreement, negotiation and commitment with respect to such subject matter.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be written in their respective names as of the day and year first above written.

SIGNED by
the Personnel

....

Name: LIM KIN WAN

NRIC: 660102-10-8789

Date: 3 January 2022

SIGNED for and on behalf of
ANGKASA-X HOLDINGS CORP.

....

Name: SEAH KOK WAH

Designation: EXECUTIVE CHAIRMAN & CEO

Date: 3 January 2022